Exhibit 99.6

Oasis Midstream Partners LP

Consolidated Financial Statements

As of and For the Years Ended December 31, 2021 and 2020

Oasis Midstream Partners LP

Table of Contents

Report of Independent Auditors	3

Consolidated Balance Sheets at December 31, 2021 and December 31, 2020	5

Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	6

Consolidated Statements of Changes in Equity for the Years Ended December 31, 2021 and 2020	7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	8

Notes to Consolidated Financial Statements	9

1. Organization and Nature of Operations	9

2. Summary of Significant Accounting Policies and Basis of Presentation	10

3. Revenue Recognition	14

4. Transactions with Affiliates	16

5. Accrued Liabilities	17

6. Property, Plant and Equipment	18

7. Long-Term Debt	19

8. Inventory	20

9. Leases	20

10. Commitments and Contingencies	21

11. Equity-Based Compensation	23

12. Partnership Equity and Distributions	24

13. Subsequent Events	25

Report of Independent Auditors

To the Management of Oasis Midstream Partners LP

Opinion

We have audited the accompanying consolidated financial statements of Oasis Midstream Partners LP and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 25, 2022

OASIS MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020

	(In thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$2,669	$5,147
Accounts receivable	6,498	4,295
Accounts receivable – Oasis Petroleum	65,134	66,283
Inventory	5,756	6,986
Prepaid expenses	456	3,695
Other current assets	—	649

Total current assets	80,513	87,055

Property, plant and equipment	1,229,191	1,180,819
Less: accumulated depreciation, amortization and impairment	(277,999)	(240,877)

Total property, plant and equipment, net	951,192	939,942

Operating lease right-of-use assets	671	1,643
Other assets	2,211	2,053

Total assets	$1,034,587	$1,030,693

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,596	$2,226
Accounts payable – Oasis Petroleum	9,014	28,074
Accrued liabilities	35,965	17,931
Accrued interest payable	9,296	360
Current operating lease liabilities	733	945
Other current liabilities	685	471

Total current liabilities	57,289	50,007

Long-term debt	644,077	450,000
Asset retirement obligations	843	774
Operating lease liabilities	—	733
Other liabilities	7,429	5,521

Total liabilities	709,638	507,035

Commitments and contingencies (Note 10)
Equity
Limited partners
Common units (48,627,680 and 20,061,366 issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	324,949	193,536
Subordinated units (No units issued and outstanding at December 31, 2021 and 13,750,000 units issued and outstanding at December 31, 2020)	—	44,030
General Partner	—	1,027

Total partners’ equity	324,949	238,593

Non-controlling interests	—	285,065

Total equity	324,949	523,658

Total liabilities and equity	$1,034,587	$1,030,693

The accompanying notes are an integral part of these consolidated financial statements.

OASIS MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020

	(In thousands, except per unit data)
Revenues
Midstream services – Oasis Petroleum	$259,503	$268,337
Midstream services – third parties	13,579	11,367
Product sales – Oasis Petroleum	133,975	68,115
Product sales – third parties	862	40

Total revenues	407,919	347,859

Operating expenses
Costs of product sales	100,455	32,385
Operating and maintenance	53,632	57,917
Depreciation and amortization	37,227	40,237
Impairment	2	103,441
General and administrative	36,851	35,329

Total operating expenses	228,167	269,309

Operating income	179,752	78,550
Other income (expense)
Interest expense, net of capitalized interest	(37,425)	(12,783)
Other income (expense)	(80)	546

Total other expenses	(37,505)	(12,237)

Income before income taxes	142,247	66,313
Income tax expense	(17)	—

Net income	142,230	66,313
Less: Net income attributable to non-controlling interests	17,025	43,238

Net income attributable to Oasis Midstream Partners LP	125,205	23,075
Less: Net income attributable to General Partner	—	4,088

Net income attributable to limited partners	$125,205	$18,987

The accompanying notes are an integral part of these consolidated financial statements.

OASIS MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Partnership
	Common units	Subordinated units	General Partner	Non- controlling interests	Total equity
Balance as of December 31, 2019	$225,339	$66,005	$1,026	$312,258	$604,628
Contributions from non-controlling interests	—	—	—	5,167	5,167
Distributions to non-controlling interests	—	—	—	(75,598)	(75,598)
Distributions to unitholders	(43,333)	(29,700)	(4,087)	—	(77,120)
Equity-based compensation	268	—	—	—	268
Net income	11,262	7,725	4,088	43,238	66,313

Balance as of December 31, 2020	193,536	44,030	1,027	285,065	523,658
Contributions from non-controlling interests	—	—	—	6	6
Distributions to non-controlling interests	—	—	—	(7,615)	(7,615)
Distributions to unitholders	(92,050)	(7,425)	(1,027)	—	(100,502)
Conversion of Subordinated Units to Common Units	45,808	(45,808)	—	—	—
Distribution to Oasis Petroleum for Simplification Transaction	(231,509)	—	—	—	(231,509)
Elimination of non-controlling interests for Simplification Transaction	294,481	—	—	(294,481)	—
Common control transaction costs	(1,994)	—	—	—	(1,994)
Issuance of common units, net of offering costs	86,843	—	—	—	86,843
Redemption of common units	(86,957)	—	—	—	(86,957)
Equity-based compensation	789	—	—	—	789
Net income	116,002	9,203	—	17,025	142,230

Balance as of December 31, 2021	$324,949	$—	$—	$—	$324,949

The accompanying notes are an integral part of these consolidated financial statements.

OASIS MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020

	(In thousands)
Cash flows from operating activities:
Net income	$142,230	$66,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,227	40,237
Impairment	2	103,441
Equity-based compensation expenses	789	268
Deferred financing costs amortization and other	2,800	1,089
Working capital and other changes:
Change in accounts receivable	(1,054)	12,963
Change in inventory	1,228	(7,331)
Change in prepaid expenses	3,239	(1,772)
Change in other current assets	649	—
Change in accounts payable and accrued liabilities	(3,415)	(1,839)
Change in other assets and liabilities, net	2,706	200

Net cash provided by operating activities	186,401	213,569

Cash flows from investing activities:
Capital expenditures	(37,678)	(56,532)

Net cash used in investing activities	(37,678)	(56,532)

Cash flows from financing activities:
Capital contributions from non-controlling interests	6	5,167
Distributions to Oasis Petroleum for Simplification Transaction	(231,509)	—
Distributions to non-controlling interests	(7,615)	(75,598)
Distributions to unitholders	(100,502)	(77,120)
Common control transaction costs	(1,994)	—
Proceeds from issuance of common units, net of offering costs	86,843	—
Redemption of common units	(86,957)	—
Proceeds for issuance of senior notes	450,000	—
Deferred financing costs	(12,473)	—
Proceeds from revolving credit facility	54,500	40,000
Principal payments on revolving credit facility	(301,500)	(48,500)
Other	—	(7)

Net cash used in financing activities	(151,201)	(156,058)

Increase (decrease) in cash and cash equivalents	(2,478)	979
Cash:
Beginning of period	5,147	4,168

End of period	$2,669	$5,147

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$25,649	$11,694
Supplemental non-cash transactions:
Change in accrued capital expenditures	$10,695	$(29,904)
Change in asset retirement obligations	69	(973)

The accompanying notes are an integral part of these consolidated financial statements.

OASIS MIDSTREAM PARTNERS LP

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

Organization. Oasis Midstream Partners LP (the “Partnership”) is a premier gathering and processing master limited partnership formed by its sponsor, Oasis Petroleum Inc. (together with its subsidiaries, “Oasis Petroleum”) to own, develop, operate and acquire a diversified portfolio of midstream assets in North America. The Partnership’s current assets are located in the Williston and Permian Basins.

The Partnership conducts its business through its wholly-owned subsidiaries: Bighorn DevCo LLC (“Bighorn DevCo”), Bobcat DevCo LLC (“Bobcat DevCo”), Beartooth DevCo LLC (“Beartooth DevCo”) and Panther DevCo LLC (“Panther DevCo” and collectively with Bighorn DevCo, Bobcat DevCo and Beartooth DevCo, the “DevCos”).

As of December 31, 2021, the Partnership’s assets in the DevCos were as follows:

DevCos	Areas Served	Service Lines
Bighorn DevCo	Wild Basin South Nesson	– Natural gas processing – Crude oil terminalling – Crude oil transportation – Crude oil gathering

Bobcat DevCo	Wild Basin South Nesson	– Natural gas gathering – Natural gas compression – Gas lift supply – Crude oil gathering – Produced and flowback water gathering – Produced and flowback water disposal

Beartooth DevCo	Alger Cottonwood Hebron Indian Hills Red Bank Wild Basin	– Produced and flowback water gathering – Produced and flowback water disposal – Freshwater supply and distribution

Panther DevCo	Permian Basin	– Crude oil gathering – Produced and flowback water gathering – Produced and flowback water disposal

Nature of business. The Partnership generates a substantial majority of its revenues through fee-based contractual arrangements with Oasis Petroleum for midstream services. These services include (i) gas gathering, compression, processing, gas lift supply and natural gas liquids (“NGLs”) storage services; (ii) crude oil gathering, terminalling and transportation services; (iii) produced and flowback water gathering and disposal services; and (iv) freshwater supply and distribution services. The revenue earned from these services is generally directly related to the volume of natural gas, crude oil, produced and flowback water and freshwater that flows through the Partnership’s systems.

The Partnership’s operations are supported by significant acreage dedications from Oasis Petroleum and commitments from third party producers in the Williston Basin and Permian Basin. On June 29, 2021, Oasis Petroleum sold its remaining upstream assets in the Permian Basin to a third party buyer. The Partnership retained its midstream assets in the Permian Basin through its ownership of Panther DevCo, and all of its midstream services in the Permian Basin are now provided to third party producers. Upon closing, the commercial agreements between Panther DevCo and Oasis Petroleum were assigned to the buyer, and there were no material changes to the terms of such agreements.

2. Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements of the Partnership include the accounts of Oasis Midstream Partners LP and its subsidiaries. All intercompany transactions have been eliminated in consolidation. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have evaluated subsequent events through the date our financial statements were available to be issued on August 25, 2022.

Simplification Transaction

On March 30, 2021, the Partnership closed the Simplification Transaction (defined below) with Oasis Petroleum to acquire Oasis Petroleum’s remaining ownership interests in Bobcat DevCo and Beartooth DevCo. Prior to the Simplification Transaction, the Partnership owned a 35.5% and 70% interest in Bobcat DevCo and Beartooth DevCo, respectively. In addition, the Simplification Transaction eliminated the incentive distribution rights (the “IDRs”) held by the General Partner (see Note 4 —Transactions with Affiliates).

Prior to the Simplification Transaction, the Contributed Assets (defined below) were reflected as non-controlling interests in the Partnership’s consolidated financial statements. In accordance with the Financial Accounting Standard Board’s (“FASB”) authoritative guidance under Accounting Standards Codification (“ASC”) Topic 810-10 for non-controlling interests in a common control transaction, the Partnership accounted for the Simplification Transaction as an equity transaction and adjusted the carrying amount of non-controlling interests in the consolidated financial statements to reflect the change in ownership interests. Furthermore, as the Partnership acquired additional interests in previously consolidated subsidiaries, the Simplification Transaction did not result in a change in reporting entity, as defined under the FASB authoritative guidance under ASC Topic 805, Business Combinations, and was accounted for on a prospective basis.

Use of Estimates

Preparation of the Partnership’s consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment.

Consolidation

The Partnership’s consolidated financial statements include its accounts and the accounts of the DevCos, each of which is a wholly-owned subsidiary and controlled by OMP GP LLC (the “General Partner”). All intercompany balances and transactions have been eliminated upon consolidation.

Non-controlling interests. Non-controlling interests represent Oasis Petroleum’s retained ownership interests in Bobcat DevCo and Beartooth DevCo of 64.7% and 30%, respectively, prior to the Simplification Transaction (defined below) in March 2021.

Variable interest entity. Prior to the Simplification Transaction (defined below), the Partnership determined that Bobcat DevCo was a variable interest entity (“VIE”), since Oasis Midstream Services LLC’s (“OMS”), a wholly-owned subsidiary of Oasis Petroleum, equity at risk was established with non-substantive voting rights. As the Partnership had the authority to direct the activities that most significantly affected the economic performance of Bobcat DevCo, the Partnership was considered the primary beneficiary and consolidated Bobcat DevCo in its financial statements under the VIE consolidation model. Subsequent to the Simplification Transaction, the Partnership determined that Bobcat DevCo was not a VIE and consolidates this entity in its financial statements under the voting interest consolidation model.

As of December 31, 2021 and 2020, the Partnership determined that Bighorn DevCo, Beartooth DevCo and Panther DevCo are not VIEs and consolidates these entities in its financial statements under the voting interest consolidation model.

Significant Accounting Policies

Cash and cash equivalents. The Partnership classifies all unrestricted cash on hand and investments with original maturity dates less than 90 days as cash equivalents.

Accounts receivable. Accounts receivable are carried at cost on a gross basis, with no discounting, which approximates fair value due to their short-term maturities. The Partnership’s accounts receivable consist mainly of receivables from affiliated and non-affiliated customers for performance of midstream services. Payments are generally received 30 days after receipt of invoice. On January 1, 2020, the Partnership adopted Accounting Standards Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which replaces the incurred loss impairment methodology with a methodology that reflects estimated credit losses expected over the life of an exposure and requires consideration of historical data, current market conditions and reasonable and supportable forecasts to develop credit loss estimates. In accordance with ASU 2016-13, the Partnership uses the expected credit loss methodology to measure impairment of financial instruments, including accounts receivable, which may result in earlier recognition of credit losses than under previous GAAP. ASU 2016-13 does not apply to receivables between entities under common control. The adoption of ASU 2016-13 did not have a material impact on the Partnership’s financial position, cash flows or results of operations.

Transactions with affiliates. Transactions between Oasis Petroleum, its affiliates and the Partnership have been identified in the consolidated financial statements as transactions with affiliates. See Note 4 — Transactions with Affiliates.

Property, plant and equipment. Property, plant and equipment consists primarily of pipelines, natural gas processing plants, produced and flowback water facilities and compressor stations. Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired.

The Partnership capitalizes a portion of its interest expense incurred on its outstanding debt. The amount capitalized is determined by multiplying the capitalization rate by the average amount of eligible accumulated capital expenditures and is limited to actual interest costs incurred during the period. The accumulated capital expenditures included in the capitalized interest calculation begin when the first costs are incurred and end when the asset is either placed into service or written off. The Partnership capitalized $0.3 million of interest costs for the year ended December 31, 2020. These amounts are amortized over the useful life of the related assets once the assets are placed in-service. Interest costs capitalized by the Partnership for the year ended December 31, 2021 were not material.

When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area.

Depreciation is computed over the asset’s estimated useful life using the straight line method based on estimated useful lives and asset salvage values. The weighted average life of the Partnership’s long-lived assets is generally 30 years. When long-lived assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as gain or loss.

Impairment of long-lived assets. The Partnership routinely evaluates the ability to recover the carrying amount of long-lived assets and determines whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment analysis requires management to apply judgment in identifying impairment indicators and estimating future cash flows. Impairment indicators include, but are not limited to, sustained decreases in commodity prices, a decline in customer well results and lower throughput forecasts, changes in customer development plans and/or increases in construction or operating costs. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows consider possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, internally developed discounted cash flow analysis. Significant changes, such as changes in contract rates or terms, the condition of an asset or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of the carrying value of fixed assets would represent a Level 3 fair value measurement.

If actual results are not consistent with assumptions and estimates, or assumptions and estimates change due to new information, the Partnership may be exposed to additional impairment charges. Ultimately, a prolonged period of lower commodity prices may adversely affect the estimate of future operating results through lower throughput volumes on the Partnership’s assets, which could result in future impairment charges due to the potential impact on operations and cash flows.

Asset retirement obligations (“ARO”). The Partnership records the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred, with the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. For produced and flowback water disposal wells, this is the period in which the well is drilled or acquired. The ARO represents the estimated amount the Partnership will incur to plug, abandon and remediate the produced and flowback water properties at the end of their useful lives, in accordance with applicable state laws. The liability is accreted to its present value each period and the capitalized costs are depreciated using the straight-line method. The accretion expense is recorded as a component of depreciation and amortization in the Consolidated Statements of Operations.

Some assets, including certain pipelines and the Partnership’s natural gas processing plants, have contractual or regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned. The Partnership is not able to reasonably estimate the fair value of the ARO for these assets because the settlement dates are indeterminable given the expected continued use of the assets with proper maintenance. The Partnership will record an ARO for these assets in the periods in which the settlement dates become reasonably determinable.

The Partnership determines the ARO, which represents a non-financial liability which is measured at fair value on a non-recurring basis, by calculating the present value of estimated cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. These assumptions represent Level 3 inputs. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Deferred financing costs. The Partnership capitalizes directly attributable costs incurred in connection with obtaining debt financing. These costs are amortized over the term of the related financing using the straight-line method, which approximates the effective interest method. The amortization expense is recorded as a component of interest expense in the Consolidated Statements of Operations. The deferred financing costs related to the Partnership’s revolving credit facility are included in other assets on the Consolidated Balance Sheets.

Equity-based compensation. The Partnership has granted restricted unit awards under the Oasis Midstream Partners LP 2017 Long Term Incentive Plan (“LTIP”). The Partnership accounts for restricted units granted to certain independent directors of the General Partner as equity-classified awards in accordance with GAAP, as the Partnership intends to settle these awards in common units. Forfeitures associated with awards granted under the LTIP are accounted for when they occur.

Income taxes. The Partnership is not a taxable entity for United States federal income tax purposes or for the majority of states that impose an income tax. Generally, each partner is separately taxed on its share of taxable income. Due to its operations in the Permian Basin, the Partnership is subject to the Texas margin tax, which is considered an income tax under GAAP. During both the years ended December 31, 2021 and 2020, the Partnership recorded state income tax provisions of less than $0.1 million.

Revenue recognition. The Partnership generates revenues primarily by charging fees for (i) crude oil gathering, terminalling and transportation, (ii) natural gas gathering, gas lift supply, compression and processing, (iii) produced and flowback water gathering and disposal and (iv) freshwater distribution.

The Partnership categorizes revenues as service revenues or product sales in its Consolidated Statements of Operations. For revenues generated under fee-based arrangements, the Partnership records the fees attributable to such arrangements as service revenues in its Consolidated Statements of Operations. Under fee-based arrangements, the Partnership does not take ownership of the volumes it handles for its customers and receives fees for midstream services it provides. Revenues are recognized based upon the transaction price at month-end under the right to invoice practical expedient. For revenues generated under purchase arrangements, the Partnership takes ownership of the product prior to sale and is the principal in the transaction. Revenues and expenses are generally recognized on a gross basis.

Under the provisions of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers and a series of related accounting standards updates incorporated into GAAP as Accounting Standards Codification Topic 606 (“ASC 606”), the unit of account is a performance obligation, which is a promise in a contract to transfer to a customer either a distinct good or service (or bundle of goods or services) or a series of distinct goods or services provided over a period of time. ASC 606 requires that a contract’s transaction price, which is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, is to be allocated to each performance obligation in the contract based on relative standalone selling prices and recognized as revenue when (point in time) or as (over time) the performance obligation is satisfied. Disclosures in accordance with the requirements of ASC 606 have been provided in Note 3 - Revenue Recognition.

Common control transactions. The Partnership accounts for assets acquired from Oasis Petroleum and its wholly-owned subsidiaries as common control transactions whereby the net assets acquired are recorded at historical carrying value at the date of transfer. Consideration transferred in excess of the carrying value of the net assets acquired is recorded to equity as a deemed distribution. Common control transactions involving the transfer of a business or the transfer of net assets result in a change in reporting entity and require prior periods to be retrospectively adjusted.

Leases. The Partnership’s operating and finance leases consist primarily of equipment and land easements. The operating lease right-of-use (“ROU”) asset also includes any lease incentives in the recognition of the present value of future lease payments. The Partnership considers renewal and termination options in determining the lease term used to establish its ROU assets and lease liabilities to the extent the Partnership is reasonably certain to exercise the renewal or termination. The Partnership’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As most of the Partnership’s leases do not provide an implicit rate, the Partnership uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments. The Partnership has determined the respective incremental borrowing rates based upon the rate of interest that would have been paid on a collateralized basis over similar tenors to that of the leases.

Concentrations of Market and Credit Risk

The Partnership has limited direct exposure to risks associated with fluctuating commodity prices due to the nature of its business and its long-term, fixed-fee contractual arrangements with its customers. However, to the extent that the future contractual arrangements with customers, including Oasis Petroleum or third parties, do not provide for fixed-fee structures, the Partnership may become subject to commodity price risk. In addition, in response to a prolonged low commodity price environment, the Partnership’s customers could seek to amend existing contractual arrangements to reduce the volumetric fees the Partnership charges.

As a substantial majority of the Partnership’s revenues are derived from Oasis Petroleum, the Partnership is indirectly subject to risks associated with fluctuating commodity prices to the extent that lower commodity prices adversely affect Oasis Petroleum’s production, drilling schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows. See Note 4 — Transactions with Affiliates.

COVID-19

The Partnership considers the impact of the ongoing COVID-19 pandemic on the assumptions and estimates used by management in the consolidated financial statements. During the year ended December 31, 2020, the Partnership recognized material asset impairment charges following the identification of impairment indicators at March 31, 2020. Management’s estimates and assumptions were based on historical data and consideration of future market conditions. Given the uncertainty inherent in any projection, heightened by the possibility of unforeseen additional impacts from COVID-19, actual results may differ from the estimates and assumptions used, or conditions may change, which could materially affect amounts reported in the consolidated financial statements in the near term. See Note 6 — Property, Plant and Equipment.

3. Revenue Recognition

The Partnership categorizes revenues as service revenues or product sales under the following types of arrangements:

Fee-based arrangements. Revenues generated under fee-based arrangements are reported as service revenues on the Consolidated Statements of Operations. Under fee-based arrangements, the Partnership receives a fee for midstream services provided to its customers, and revenues are recognized using the output method for measuring the satisfaction of performance obligations. Revenues earned under fee-based arrangements are generally directly related to the volume of crude oil, natural gas and produced and flowback water that flows through the Partnership’s systems, and the Partnership generally does not take ownership of the volumes it handles for its customers. Payments under fee-based arrangements are generally due 30 days after receipt of invoice. The Partnership generates revenues under fee-based arrangements as follows:

•

Crude oil and natural gas. The Partnership is party to certain contracts with customers for crude oil gathering, terminalling and transportation, as well as natural gas gathering, compression, processing and gas lift supply services. Under these contracts, the Partnership provides daily integrated midstream services on a stand ready basis over a period of time, which represents a single performance obligation since the customer simultaneously receives and consumes the benefits of these services on a daily basis. Satisfaction of the performance obligation is measured as each day of service is completed, which directly corresponds with its right to consideration from the customer. Revenues associated with these contracts are recognized based upon the transaction price at month-end under the right to invoice practical expedient.

•

Produced and flowback water. The Partnership is party to certain contracts with customers for produced and flowback water gathering and disposal services. Under these contracts, the Partnership provides daily integrated midstream services on a stand ready basis over a period of time, which represents a single performance obligation since the customer simultaneously receives and consumes the benefits of these services on a daily basis. Satisfaction of the performance obligation is measured as each day of service is completed, which directly corresponds with its right to consideration from the customer. Revenues associated with these contracts are recognized based upon the transaction price at month-end under the right to invoice practical expedient.

Purchase arrangements. Revenues generated under purchase arrangements are reported as product sales on the Consolidated Statements of Operations. The Partnership recognizes revenues using the output method for measuring the satisfaction of performance obligations based upon the volume of crude oil, natural gas, NGLs or freshwater delivered to its customers. Revenues associated with purchase arrangements are recognized at a point in time based upon the transaction price when title, control and risk of loss transfers to the customer, which occurs at the delivery point. Payments under purchase arrangements are generally due 30 days after receipt of invoice. The Partnership generates revenues under purchase arrangements as follows:

•

Crude oil. The Partnership is party to certain purchase arrangements for the transportation of crude oil pursuant to which the Partnership purchases crude oil from a counterparty at a receipt point and sells crude oil to the same counterparty at a delivery point. These transactions are generally in contemplation of one another, and the purchase and sale is settled on a net basis at the contractual price. The Partnership accounts for these transactions on a net basis in accordance with ASC 845, Nonmonetary Transactions.

•

Natural gas and NGL. The Partnership is party to certain purchase arrangements pursuant to which the Partnership purchases natural gas from a third party at a connection point and obtains control prior to performing services. The Partnership gathers, compresses and/or processes the natural gas and then redelivers the residue gas and NGLs to a different counterparty at market-based prices. These transactions are recorded on a gross basis, since the Partnership takes control of the product prior to sale and is the principal in the transaction.

•

Freshwater. The Partnership is party to certain contracts with customers for freshwater distribution. Under these contracts, the Partnership distributes freshwater to its customers for hydraulic fracturing and production optimization. These contracts contain multiple distinct performance obligations since each freshwater barrel can be sold separately and is not dependent or highly interrelated with other barrels. These transactions are recorded on a gross basis, since the Partnership takes control of the product prior to sale and is the principal in the transaction.

Disaggregation of revenues

The following table summarizes revenues associated with contracts with customers for crude oil, natural gas and water services for the periods presented:

	Year Ended December 31,
	2021	2020

	(In thousands)
Service revenues
Crude oil, natural gas and NGL revenues	$179,619	$175,738
Produced and flowback water revenues	93,463	103,966

Total service revenues	273,082	279,704
Product revenues
Crude oil, natural gas and NGL revenues	126,616	56,885
Freshwater revenues	8,221	11,270

Total product revenues	134,837	68,155

Total revenues	$407,919	$347,859

Prior period performance obligations

The Partnership records revenue when the performance obligations under the terms of its contracts with customers are satisfied. The Partnership measures the satisfaction of its performance obligations using the output method based upon the volume of crude oil, natural gas or water that flows through its systems. In certain cases, the Partnership is required to estimate these volumes during a reporting period and record any differences between the estimated volumes and actual volumes in the following reporting period. Such differences have historically not been significant. For the years ended December 31, 2021 and 2020, revenue recognized related to performance obligations satisfied in prior reporting periods was not material.

Contract balances

Contract balances are the result of timing differences between revenue recognition, billings and cash collections. Contract assets relate to revenue recognized for accrued deficiency fees associated with minimum volume commitments, where the Partnership believes it is probable there will be a shortfall payment and that a significant reversal of revenue recognized will not occur once the related performance period is completed and the customer is billed. Contract liabilities relate to aid in construction payments received from customers, which are recognized as revenue over the expected period of future benefit. The Partnership does not recognize contract assets or contract liabilities under its customer contracts for which invoicing occurs once the Partnership’s performance obligations have been satisfied and payment is unconditional. Contract balances are classified as current or long-term based on the timing of when the Partnership expects to receive cash for contract assets or recognize revenue for contract liabilities. Contract assets are recorded under other current assets on the Consolidated Balance Sheets. Contract liabilities are recorded under other current liabilities and other liabilities on the Consolidated Balance Sheets. The Partnership’s contract asset balances were not material as of December 31, 2021 or 2020.

The following table summarizes the changes in contract liabilities for the periods presented:

	December 31,
	2021	2020

	(In thousands)
Beginning of period	$5,421	$3,681
Cash received	3,231	2,293
Revenue recognized	(538)	(553)

End of period	$8,114	$5,421

Remaining performance obligations

ASC 606 requires presentation of information about partially and wholly unsatisfied performance obligations under contracts that exist as of the end of the period. The following table presents estimated revenue allocated to remaining performance obligations for contracted revenues that are unsatisfied (or partially satisfied) as of December 31, 2021:

(In thousands)
2022	$16,394
2023	10,896
2024	11,089
2025	2,768
2026	—

Total	$41,147

The partially and wholly unsatisfied performance obligations presented in the table above are generally limited to customer contracts which have fixed pricing and fixed volume terms and conditions, which generally include customer contracts with minimum volume commitment payment obligations.

The Partnership has elected practical expedients, pursuant to ASC 606, to exclude from the presentation of remaining performance obligations: (i) contracts with index-based pricing or variable volume attributes in which such variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct service that forms part of a series of distinct services and (ii)  contracts with an original expected duration of one year or less.

4. Transactions with Affiliates

Revenues. The Partnership generates the substantial majority of its revenues through fee-based contractual arrangements with wholly-owned subsidiaries of Oasis Petroleum for midstream services. These services include (i) gas gathering, compression, processing and gas lift supply services; (ii) crude gathering, terminalling and transportation services; (iii) produced and flowback water gathering and disposal services; and (iv) freshwater distribution services. The revenue earned from these services is generally directly related to the volume of crude oil, natural gas, and produced and flowback water and freshwater that flows through the Partnership’s systems, and the Partnership generally does not take ownership of the crude oil or natural gas that it handles for Oasis Petroleum.

Expenses. Oasis Petroleum provides substantial labor and overhead support for the Partnership pursuant to a services and secondment agreement (the “Services and Secondment Agreement”). Oasis Petroleum performs centralized corporate, general and administrative services for the Partnership, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, tax and engineering. Oasis Petroleum has also seconded to the Partnership certain of its employees to operate, construct, manage and maintain its assets. The Partnership reimburses Oasis Petroleum for direct and allocated general and administrative expenses incurred by Oasis Petroleum for the provision of these services. The expenses of executive officers and non-executive employees of Oasis Petroleum are allocated to the Partnership based on the amount of time spent managing its business and operations.

The Partnership’s general and administrative expenses include $26.4 million and $31.8 million from affiliate transactions with Oasis Petroleum for the years ended December 31, 2021 and 2020, respectively.

Simplification Transaction. On March 30, 2021, the Partnership consummated the transactions contemplated by the Contribution and Simplification Agreement (the “Contribution and Simplification Agreement”), dated as of March 22, 2021, by and among the Partnership, OMS Holdings LLC (“OMS Holdings”), Oasis Midstream Services LLC (“OMS”), the General Partner, OMP Operating LLC (“OMP Operating”), OMP DevCo Holdings Corp, Beartooth DevCo LLC (“Beartooth DevCo”), Bobcat DevCo LLC (“Bobcat DevCo”), OMS Holdings Merger Sub, LLC, a wholly-owned subsidiary of OMS Holdings, and for limited purposes set forth therein, Oasis Petroleum.

Pursuant to the Contribution and Simplification Agreement, among other things, (a) Oasis Petroleum contributed to the Partnership its remaining limited liability company interests in Bobcat DevCo and Beartooth DevCo of 64.7% and 30.0% (the “Contributed Assets”), respectively, in exchange for total consideration of $512.5 million composed of (x) a cash distribution of $231.5 million, sourced from the net proceeds of the offering of the Senior Notes (defined below) and (y) 12,949,644 common units representing limited partner interests in the Partnership, (b) the Partnership’s IDRs were cancelled and converted into 1,850,356 common units representing limited partner interests in the Partnership (the “IDR Elimination” and such common units, the “IDR Conversion Common Units”), and (c) the IDR Conversion Common Units were distributed on a pro-rata basis by the General Partner to the holders of its Class A Units and Class B Units, such that following such distribution, Oasis Petroleum, through its wholly-owned subsidiary OMS Holdings, is the sole member of the General Partner (the foregoing clauses (a), (b) and (c), the “Simplification Transaction”). The Contribution and Simplification Agreement also implemented among other things, a right of first refusal in favor of the Partnership with respect to the midstream opportunities in the Painted Woods and City of Williston operating areas of Oasis Petroleum and the amendment and restatement of the (x) agreement of limited partnership of the Partnership and (y) limited liability company agreement of the General Partner to reflect the Simplification Transaction.

The effective date of the Simplification Transaction was January 1, 2021 and was accounted for on the closing date of March 30, 2021. As a result, net income was allocated to Oasis Petroleum’s non-controlling interests in Bobcat DevCo and Beartooth DevCo until the closing date. The cash distribution to Oasis Petroleum of $231.5 million includes: (i) $229.0 million cash component of the purchase price, (ii) $10.1 million upward adjustment to the purchase price related to the expanded project dedication to the Partnership in South Nesson and (iii) $7.6 million downward adjustment to the purchase price related to activity between the effective date and the close date. At March 30, 2021, Oasis Petroleum’s non-controlling interests in Bobcat DevCo and Beartooth DevCo were eliminated, and Oasis Petroleum no longer owns any of the limited liability company interests of Bobcat DevCo or Beartooth DevCo.

Redemption of Common Units from Oasis Petroleum. On June 29, 2021, the Partnership redeemed 3,623,188 common units from Oasis Petroleum for $87.0 million. The proceeds to redeem such common units from Oasis Petroleum were derived from the Equity Offering (defined in Note 12 – Partnership Equity and Distributions). As of December 31, 2021, Oasis Petroleum owns approximately 70% of the Partnership’s outstanding common units.

5. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2021	2020

	(In thousands)
Accrued capital costs	$13,895	$3,200
Accrued operating expenses	10,864	8,204
Other accrued liabilities	11,206	6,527

Total accrued liabilities	$35,965	$17,931

6. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2021	2020

	(In thousands)
Pipelines	$547,238	$532,546
Natural gas processing plants	305,828	301,820
Produced and flowback water facilities	125,033	123,047
Compressor stations	192,216	185,474
Other property and equipment	34,301	34,548
Construction in progress	24,575	3,384

Total property, plant and equipment	1,229,191	1,180,819

Less: accumulated depreciation, amortization and impairment	(277,999)	(240,877)

Total property, plant and equipment, net	$951,192	$939,942

Long-lived asset impairment. Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation or fair value if impaired. The Partnership routinely evaluates the existence of triggering events which could indicate the carrying amount of its property, plant and equipment may not be recoverable. Impairment indicators include, but are not limited to, sustained decreases in commodity prices, a decline in customer well results and lower throughput forecasts, changes in customer development plans and/or increases in construction or operating costs.

Due to a reduction in demand for midstream services as a result of lower commodity prices and the unprecedented impact of the COVID-19 pandemic, the Partnership concluded impairment indicators existed at March 31, 2020. The Partnership completed a Step 1 impairment analysis by comparing the undiscounted future cash flows to the carrying amounts for each of its crude oil, natural gas, freshwater and produced and flowback water asset groups in the Williston and Permian Basins. The Partnership concluded the carrying amounts for certain of its asset groups were not recoverable and recorded an impairment charge of $101.8 million to reduce the carrying value of its property, plant and equipment to the estimated fair value.

In the Williston Basin, the Partnership recorded impairment charges of $35.8 million related to its crude oil asset group and $33.1 million related to its freshwater asset group. In the Permian Basin, the Partnership recorded impairment charges of $17.9 million related to its crude oil asset group and $15.0 million related to its produced and flowback water asset group. The Partnership determined no impairment indicators existed as of December 31, 2020, and as a result, the Partnership did not record any additional impairments during 2021 or 2020.

Fair value measurements. Impairment expense was measured as the excess of the asset group’s carrying amount over its estimated fair value. Fair value was measured using a discounted cash flow model using Level 3 inputs. The inputs used are subject to management’s judgment and expertise and include, but are not limited to, estimated throughput volumes, estimated fixed and variable operating costs, estimated capital costs, estimated useful life of the asset group and discount rate. The estimated future cash flows were discounted at a market-based weighted average cost of capital of 10.4%. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the impairment analysis will prove to be an accurate prediction of the future.

Potential future long-lived asset impairment. If commodity prices decline or remain at depressed levels for a prolonged period of time, if there are shut-ins of production from customers’ existing producing wells or if there are significant changes in customers’ future development plans, including Oasis Petroleum, to the extent they affect the Partnership’s operations, such circumstances may necessitate assessment of the carrying amount of the Partnership’s affected assets for recoverability and may result in additional impairment charges in the future. In addition, if the United States oil and gas industry continues to experience an imbalance of supply and demand, the Partnership’s operations could be adversely affected and future impairment charges could be incurred.

7. Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2021	2020

	(In thousands)
Revolving Credit Facility	$203,000	$450,000
8.00% senior unsecured notes due April 1, 2029	450,000	—
Less: unamortized deferred financing costs on senior unsecured notes	(8,923)	—

Total long-term debt	$644,077	$450,000

Revolving Credit Facility

The Partnership has a revolving credit facility among OMP Operating, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto (as amended, the “Revolving Credit Facility”). On March 22, 2021, the Partnership entered into the Fourth Amendment to the Revolving Credit Facility (the “Fourth Amendment”) to, among other things, (i) provide for the occurrence of the transactions pursuant to the Simplification Transaction, (ii) amend the consolidated total leverage ratio financial covenant to no greater than 5.00 to 1.00, (iii) amend the consolidated senior secured leverage ratio to no greater than 3.00 to 1.00, (iv) amend the consolidated interest coverage ratio to no less than 2.50 to 1.00, (v) provide for the issuance of the Senior Notes (defined below), (vi) decrease the aggregate lender commitments to $450.0 million from $575.0 million, (vii) increase pricing for credit and (viii) extend the maturity date from September 25, 2022 until at least September 30, 2024. In connection with the Fourth Amendment to the Revolving Credit Facility, the Partnership recorded deferred financing costs of $2.6 million. In addition, the Partnership accelerated $1.1 million of unamortized deferred financing costs in the first quarter of 2021.

Following the Fourth Amendment, the applicable margin for borrowings under the Revolving Credit Facility varies from (a) in the case of LIBOR loans (defined in the Revolving Credit Facility as Eurodollar Loans), 2.25% to 3.25%, and (b) in the case of domestic bank prime rate loans (defined in the Revolving Credit Facility as ABR Loans) or swingline loans, 1.25% to 2.25%. The unused portion of the Revolving Credit Facility is subject to a commitment fee ranging from 0.375% to 0.500%.

At December 31, 2021, the aggregate amount of elected commitments under the Revolving Credit Facility was $450.0 million, As of December 31, 2021, the Partnership had $203.0 million of borrowings outstanding under the Revolving Credit Facility and a de minimis outstanding letter of credit, resulting in an unused borrowing capacity of $242.0 million. As of December 31, 2020, the Partnership had $450.0 million of borrowings outstanding under the Revolving Credit Facility and a de minimis outstanding letter of credit. For the years ended December 31, 2021 and 2020, the weighted average interest rate incurred on borrowings under the Revolving Credit Facility was 2.3% and 2.4%, respectively. The fair value of the Revolving Credit Facility approximates its carrying value since borrowings under the Revolving Credit Facility bear interest at variable rates, which are tied to current market rates.

The Revolving Credit Facility contains customary events of default, as well as cross-default provisions with other indebtedness of the Partnership and its restricted subsidiaries. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Revolving Credit Facility to be immediately due and payable. There are no cross-default provisions between the Revolving Credit Facility and the indebtedness of Oasis Petroleum and its restricted subsidiaries.

Concurrent with the closing of the Mergers, as defined in Note 13 - Subsequent Events, the Revolving Credit Facility was repaid in full.

Senior Unsecured Notes

On March 30, 2021, the Partnership and OMP Finance Corp. (“OMP Finance” and together with the Partnership, the “Issuers”) issued in a private placement $450.0 million of 8.00% senior unsecured notes due April 1, 2029 (the “Senior Notes”). The Senior Notes were issued at par and resulted in net proceeds, after deducting the underwriters’ gross spread, of $442.1 million. The Partnership used the net proceeds from the Senior Notes to: (i) make a distribution to OMS of $231.5 million in connection with the Simplification Transaction, (ii) repay $204.0 million of outstanding principal borrowings and $0.5 million of accrued interest under the Revolving Credit Facility and (iii) pay approximately $6.1 million in fees and other expenses. In connection with the issuance of the Senior Notes, the Partnership recorded deferred financing costs of $9.9 million which are being amortized over the term of the Senior Notes. The fair value of the Senior Notes, which are publicly traded among qualified institutional investors and represent a Level 1 measurement, was $497.0 million at December 31, 2021.

Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2021. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Issuers, along with the Partnership’s wholly-owned subsidiaries (the “Guarantors”). The Senior Notes guarantees are joint and several obligations of the Guarantors. The Issuers and Guarantors do not have any significant restrictions on the ability to obtain funds from its subsidiaries by dividend or loan. In addition, there are no restrictions on the subsidiaries to transfer funds, and as such, there are no restricted net assets to disclose.

The indenture governing the Senior Notes contains certain covenants that, subject to certain exceptions and qualifications, among other things, limit the Partnership’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness or issue certain redeemable or preferred equity, (ii) make certain investments, (iii) declare or pay dividends or make distributions on equity interests or redeem, repurchase or retire equity interests or subordinated indebtedness, (iv) transfer or sell assets including equity of restricted subsidiaries, (v) agree to payment restrictions affecting the Partnership’s restricted subsidiaries, (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, (vii) enter into transactions with affiliates, (viii) incur liens and (ix) designate certain of the Partnership’s subsidiaries as unrestricted subsidiaries. In addition, the indenture governing the Senior Notes contains cross-default provisions with other indebtedness of the Partnership and its restricted subsidiaries; however, there are no cross-default provisions with the indebtedness of Oasis Petroleum and its restricted subsidiaries.

8. Inventory

Inventory consists primarily of spare parts and equipment related to the Partnership’s midstream infrastructure. Inventory is stated at the lower of cost and net realizable value with cost determined on an average cost method. The Partnership assesses the carrying value of inventory and uses estimates and judgments when making any adjustments necessary to reduce the carrying value to net realizable value. Due to lower market prices, the Partnership recorded an inventory write-down of less than $0.1 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively.

The carrying value of the Partnership’s inventory was $5.8 million and $7.0 million at December 31, 2021 and 2020, respectively.

9. Leases

The following table sets forth information about the Partnership’s lease costs for the periods presented:

	December 31,
	2021	2020

	(In thousands)
Operating lease costs	$1,028	$2,637
Variable lease costs	275	258
Finance lease costs:
Amortization of ROU assets	1	28
Interest on lease liabilities	—	24

Total lease costs	$1,304	$2,947

The operating lease costs disclosed above are included in operating and maintenance expenses on the Partnership’s Consolidated Statements of Operations. The variable lease costs are included in general and administrative expenses on the Consolidated Statements of Operations. The finance lease costs for the amortization of ROU assets and the interest on lease liabilities disclosed above are included in depreciation and amortization and interest expense, net of capitalized interest, respectively, on the Consolidated Statements of Operations.

The following table sets forth supplemental balance sheet information related to the Partnership’s leases for the periods presented:

		December 31,
	Balance Sheet Location	2021	2020

		(In thousands)
Assets
Operating lease assets	Operating lease right-of-use assets	$671	$1,643
Finance lease assets	Other assets	—	570

Total lease assets		$671	$2,213

Liabilities
Current
Operating lease liabilities	Current operating lease liabilities	$733	$945
Finance lease liabilities	Other current liabilities	—	21
Long-term
Operating lease liabilities	Operating lease liabilities	—	733
Finance lease liabilities	Other liabilities	—	549

Total lease liabilities		$733	$2,248

The following table sets forth supplemental cash flow information related to the Partnership’s leases for the periods presented:

	December 31,
	2021	2020

	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$2,071	$3,155

The following table sets forth the weighted-average remaining lease terms and discount rates for the Partnership’s leases for the periods presented:

	December 31,
	2021	2020

Operating Leases
Weighted average remaining lease term	1.7 years	1.7 years
Weighted average discount rate	3.7%	3.9%
Finance Leases
Weighted average remaining lease term	1.1 years	18.2 years
Weighted average discount rate	3.5%	4.3%

10. Commitments and Contingencies

Included below is a description of the Partnership’s various future commitments as of December 31, 2021. The commitments under these arrangements are not recorded in the accompanying Consolidated Balance Sheets in accordance with GAAP. The amounts disclosed represent undiscounted cash flows on a gross basis and no inflation elements have been applied.

Volume commitment agreements. As of December 31, 2021, the Partnership had certain agreements with an aggregate requirement to either deliver or purchase a minimum quantity of approximately 7.6 million barrels of water and approximately 18.9 million barrels of crude oil, prior to any applicable volume credits, within specified timeframes, all of which are ten years or less.

The estimable future commitments under these volume commitment agreements as of December 31, 2021 were as follows:

(In thousands)
2022	$1,176
2023	1,585
2024	1,542
2025	999
2026	690
Thereafter	2,612

Total	$8,604

Litigation. The Partnership is party to various legal and/or regulatory proceedings from time to time arising in the ordinary course of business. When the Partnership determines that a loss is probable of occurring and is reasonably estimable, the Partnership accrues an undiscounted liability for such contingencies based on its best estimate using information available at the time. The Partnership discloses contingencies where an adverse outcome may be material, or where in the judgment of management, the matter should otherwise be disclosed.

Mirada litigation. On March 23, 2017, Mirada Energy, LLC, Mirada Wild Basin Holding Company, LLC and Mirada Energy Fund I, LLC (collectively, “Mirada”) filed a lawsuit against Oasis Petroleum, Oasis Petroleum North America LLC (“OPNA”), and OMS, seeking monetary damages in excess of $100 million, declaratory relief, attorneys’ fees and costs (Mirada Energy, LLC, et al. v. Oasis Petroleum North America LLC, et al.; in the 334th Judicial District Court of Harris County, Texas; Case Number 2017-19911). Mirada asserts that it is a working interest owner in certain acreage owned and operated by Oasis Petroleum in Wild Basin. Specifically, Mirada asserts that Oasis Petroleum has breached certain agreements by: (1) failing to allow Mirada to participate in Oasis Petroleum’s midstream operations in Wild Basin; (2) refusing to provide Mirada with information that Mirada contends is required under certain agreements and failing to provide information in a timely fashion; (3) failing to consult with Mirada and failing to obtain Mirada’s consent prior to drilling more than one well at a time in Wild Basin; and (4) overstating the estimated costs of proposed well operations in Wild Basin. Mirada seeks a declaratory judgment that Oasis Petroleum be removed as operator in Wild Basin at Mirada’s election and that Mirada be allowed to elect a new operator; certain agreements apply to Oasis Petroleum and Mirada and Wild Basin with respect to this dispute; Oasis Petroleum be required to provide all information within its possession regarding proposed or ongoing operations in Wild Basin; and Oasis Petroleum not be permitted to drill, or propose to drill, more than one well at a time in Wild Basin without obtaining Mirada’s consent. Mirada also seeks a declaratory judgment with respect to Oasis Petroleum’s current midstream operations in Wild Basin. Specifically, Mirada seeks a declaratory judgment that Mirada has a right to participate in Oasis Petroleum’s Wild Basin midstream operations, consisting of produced and flowback water disposal, crude oil gathering and natural gas gathering and processing; that, upon Mirada’s election to participate, Mirada is obligated to pay its proportionate costs of Oasis Petroleum’s midstream operations in Wild Basin; and that Mirada would then be entitled to receive a share of revenues from the midstream operations and would not be charged any amount for its use of these facilities for production from the “Contract Area.”

On June 30, 2017, Mirada amended its original petition to add a claim that Oasis Petroleum has breached certain agreements by charging Mirada for midstream services provided by its affiliates and to seek a declaratory judgment that Mirada is entitled to be paid its share of total proceeds from the sale of hydrocarbons received by OPNA or any affiliate of OPNA without deductions for midstream services provided by OPNA or its affiliates.

On February 2, 2018 and February 16, 2018, Mirada filed a second and third amended petition, respectively. In these filings, Mirada alleged new legal theories for being entitled to enforce the underlying contracts, and added Bighorn DevCo, Bobcat DevCo and Beartooth DevCo as defendants, asserting that these entities were created in bad faith in an effort to avoid contractual obligations owed to Mirada.

On March 2, 2018, Mirada filed a fourth amended petition that described Mirada’s alleged ownership and assignment of interests in assets purportedly governed by agreements at issue in the lawsuit. On August 31, 2018, Mirada filed a fifth amended petition that added the Partnership as a defendant, asserting that it was created in bad faith in an effort to avoid contractual obligations owed to Mirada.

On July 2, 2019, Oasis Petroleum, OPNA, OMS, the Partnership, Bighorn DevCo, Bobcat DevCo and Beartooth DevCo (collectively “Oasis Entities”) counterclaimed against Mirada for a judgment declaring that Oasis Entities are not obligated to purchase, manage, gather, transport, compress, process, market, sell or otherwise handle Mirada’s proportionate share of crude oil and natural gas produced from OPNA-operated wells. The counterclaim also seeks attorney’s fees, costs and expenses.

On November 1, 2019, Mirada filed a sixth amended petition that stated that Mirada seeks in excess of $200 million in damages and asserted that OMS is an agent of OPNA and OPNA, OMS, the Partnership, Bighorn DevCo, Bobcat DevCo and Beartooth DevCo are agents of Oasis Petroleum. Mirada also changed its allegation that it may elect a new operator for the subject wells to instead allege that Mirada may remove Oasis Petroleum as operator.

On November 1, 2019, the Oasis Entities amended their counterclaim against Mirada for a judgment declaring that a provision in one of the agreements does not incorporate by reference any provisions in a certain participation agreement and joint operating agreement. The additional counterclaim also seeks attorney’s fees, costs and expenses. On the same day, the Oasis Entities filed an amended answer asserting additional defenses against Mirada’s claims.

On March 13, 2020, Mirada filed a seventh amended petition that did not assert any new causes of action and did not add any new parties. Mirada did add an allegation that Oasis Petroleum breached its implied duty of good faith and fair dealing with respect to certain contracts.

On April 30, 2020, Mirada abandoned its prior claims related to overstating the estimated costs of proposed well operations in Wild Basin.

On September 28, 2020, the Oasis Entities entered into a Settlement and Mutual Release Agreement (the “Mirada Settlement Agreement”) with Mirada. The Mirada Settlement Agreement provides for, among other things, payment by OPNA to certain Mirada related parties of $42.8 million ($20 million of which was paid on the effective date of the Oasis Petroleum Restructuring Plan, and the remaining balance of $22.8 million was paid by Oasis Petroleum in May 2021). None of the Partnership, Bighorn DevCo, Bobcat DevCo, or Beartooth DevCo contributed to the settlement payment.

11. Equity-Based Compensation

The LTIP provides for the grant, at the discretion of the board of directors of the General Partner, of options, unit appreciation rights, restricted units, phantom units, and other unit or cash-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to individuals providing services to the Partnership and to align the economic interests of such individuals with the interests of the Partnership’s unitholders.

As of December 31, 2021, the aggregate number of common units that may be issued pursuant to any and all awards under the LTIP is equal to 3,131,474 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or expiration of awards, as provided under the LTIP. On January 1 of each calendar year following the adoption and prior to the expiration of the LTIP, the total number of common units that may be issued pursuant to the LTIP automatically increases by a number of common units equal to one percent of the number of common units outstanding on a fully diluted basis as of the close of business on the immediately preceding December 31 (calculated by adding to the number of common units outstanding, all outstanding securities convertible into common units on such date on an as converted basis). As a result of this adjustment, an additional 486,277 common units were reserved for issuance pursuant to awards under the LTIP on January 1, 2022. On February 1, 2022, all of the common units outstanding under the LTIP became fully vested in conjunction with the Partnership’s merger with Crestwood Equity Partners LP. See Note 13 - Subsequent Events for a further discussion of the merger.

Restricted unit awards. The Partnership has granted to independent directors of the General Partner restricted unit awards under the LTIP, which vest over a one year period. These awards are accounted for as equity-classified awards since the awards will settle in common units upon vesting. Under the fair value method for equity-classified awards, equity-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the service period.

The following table summarizes information related to restricted units issued under the LTIP and held by certain directors of the General Partner for the periods presented:

	Restricted Units	Weighted Average Grant Date Fair Value per Unit
Non-vested units outstanding at December 31, 2020	16,170	$16.69
Granted	16,314	16.55
Vested	(16,170)	16.69
Forfeited	—	—

Non-vested units outstanding at December 31, 2021	16,314	$16.55

Equity-based compensation expense recorded for restricted unit awards was $0.8 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively, and is included in general and administrative expenses on the Consolidated Statements of Operations. The fair value of awards vested was $0.3 million for each of the years ended December 31, 2021 and 2020.

The weighted average grant date fair value of restricted unit awards granted was $16.55 per unit and $16.69 per unit for the years ended December 31, 2021 and 2020, respectively. Unrecognized equity-based compensation as of December 31, 2021 for all outstanding restricted unit awards was $0.4 million and will be recognized over a weighted average period of less than one year.

12. Partnership Equity and Distributions

Equity offering. On June 29, 2021, the Partnership completed an underwritten public offering of 3,623,188 common units representing limited partnership interests at a price to the public of $24.00 per common unit (the “Equity Offering”) and received net proceeds of $87.0 million, after deducting underwriting discounts and commissions. The Partnership used the proceeds from the Equity Offering to fund the redemption of 3,623,188 common units held by Oasis Petroleum (see Note 4 – Transactions with Affiliates).

The following table details the distributions paid in respect of each period in which the distributions were earned:

				Distributions
				Limited Partners		General Partner
Period	Record Date	Distribution Date	Distribution per limited partner unit	Common units	Subordinated units	IDRs

				(In thousands)
Q4 2019	February 13, 2020	February 27, 2020	$0.5400	$10,833	$7,425	$1,027
Q1 2020	May 28, 2020	June 8, 2020	0.5400	10,833	7,425	1,027
Q2 2020	August 14, 2020	August 27, 2020	0.5400	10,833	7,425	1,027
Q3 2020	November 13, 2020	November 27, 2020	0.5400	10,833	7,425	1,027
Q4 2020	March 8, 2021	March 18, 2021	0.5400	10,842	7,425	1,027
Q1 2021	May 17, 2021	May 27, 2021	0.5500	26,745	—	—
Q2 2021	August 16, 2021	August 27, 2021	0.5600	27,232	—	—
Q3 2021	November 15, 2021	November 29, 2021	0.5600	27,231	—	—

Minimum quarterly distribution. Historically, the Partnership has distributed to the holders of its common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3750 per unit, or $1.50 per unit on an annualized basis. However, there is no guarantee that the Partnership will pay the minimum quarterly distribution on its units in any quarter. The amount of distributions paid under the Partnership’s cash distribution policy and the decision to make any distribution will be determined by the General Partner, taking into consideration the terms of the partnership agreement.

Subordinated unit conversion. On March 19, 2021, the first business day following the payment of the Partnership’s distribution for the fourth quarter of 2020, the subordination period under the partnership agreement terminated in accordance with the terms thereof, and the Partnership’s 13,750,000 subordinated units representing limited partner interests, all of which were held by OMS Holdings, automatically converted into common units on a one-to-one basis.

Incentive distribution rights. The General Partner owned all of the Partnership’s IDRs, which entitled it to receive increasing percentages, up to a maximum of 50.0% of the cash the Partnership distributed in excess of $0.4313 per unit per quarter. The maximum distribution of 50.0% did not include any distributions that Oasis Petroleum may have received on common units or subordinated units that it owned. All of the Partnership’s IDRs, all of which were held by the General Partner, were eliminated in connection with the Simplification Transaction. See Note 4 - Transactions with Affiliates.

13. Subsequent Events

On October 25, 2021, the Partnership and the General Partner entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Crestwood Equity Partners LP, a Delaware limited partnership (“Crestwood”), Project Falcon Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Crestwood (“Merger Sub”), Project Phantom Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Crestwood (“GP Merger Sub”), and, solely for the purposes of Section 2.1(a)(i) of the Merger Agreement, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Crestwood (“Crestwood GP”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a subsidiary of Crestwood, and GP Merger Sub will merge with and into the General Partner (the “GP Merger” and, together with the LP Merger, the “Mergers”), with the General Partner surviving the GP Merger as a wholly-owned subsidiary of Crestwood. On October 25, 2021, the board of directors of Crestwood GP, and the board of directors of the General Partner (“GP Board”), unanimously approved the Merger Agreement. The Conflicts Committee of the GP Board provided Special Approval (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 30, 2021), and in connection with such Special Approval received a fairness opinion from Jefferies LLC.

The Mergers closed on February 1, 2022. At the effective time of the Mergers (the “Effective Time”): (i) 6,520,944 common units representing limited partner interests in the Partnership (“Partnership Common Units”) issued and outstanding immediately prior to the Effective Time and owned by OMS Holdings (such Partnership Common Units, the “Sponsor Cash Units”), were converted into and thereafter represented the right to receive $150.0 million in cash in the aggregate and each other Partnership Common Unit issued and outstanding immediately prior to the Effective Time owned by Oasis Petroleum or its subsidiaries (other than the Partnership) (together with the Sponsor Cash Units, the “Sponsor Units”) were converted into and thereafter represented the right to receive 0.7680 common units representing limited partner interests in Crestwood (“Crestwood Common Units”); (ii) each Partnership Common Unit issued and outstanding immediately prior to the Effective Time (other than the Sponsor Units) were converted into and thereafter represented the right to receive 0.8700 (the “Public Holder Exchange Ratio”) Crestwood Common Units and (iii) all of the limited liability company interests of the General Partner issued and outstanding as of immediately prior to the Effective Time were converted into and thereafter represented the right to receive $10.0 million in cash. Upon completion of the Mergers, Oasis Petroleum owned approximately 22% of the Crestwood Common Units.